The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$73,458
Class B	$1,943
Class C	$2,700
Class F	$5,121
Total	$83,222
Class R-5	$1,565
Total	$1,565

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2473
Class B	$0.2015
Class C	$0.1983
Class F	$0.2433
Class R-5	$0.2577

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	311,323
Class B	9,590
Class C	14,356
Class F	25,102
Total	360,371
Class R-5	7,288
Total	7,288

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.47
Class B	$12.47
Class C	$12.47
Class F	$12.47
Class R-5	$12.47